PROMISSORY NOTE

$5,725,000.00	November ___, 2007

FOR VALUE RECEIVED, HO CAPITAL MANAGEMENT LLC, a Delaware limited liability company (the "Maker"), having an office at 386 Columbus Avenue, Apt. 17A, New York, New York 10024, does hereby promise to NOBLE INVESTMENT FUND LIMITED, an entity having an office at World Trade Centre, Via Lugano 11,6982 Lugano-Agno, Switzerland (the “Lender”), or at such other place as Lender may designate in writing, in lawful money of the United States of America, the principal sum of up to Five Million Seven Hundred Twenty Five Thousand Dollars ($5,725,000.00) under this promissory note (the “Note”) in accordance with the following terms:

1.   Use of Proceeds. All proceeds received by the Maker under this Note shall be used by the Maker solely to purchase an aggregate of 5,725,000 warrants (the “Warrants”) of Asia Special Situation Acquisition Corp., a Cayman Islands corporation (the “Business Combination Company”), at a price equal to $1.00 per Warrant.

2.   Interest.  Interest shall accrue on the outstanding principal balance hereof at an annual rate equal to Five Percent (5%). Interest shall be calculated on the basis of a 365-day year and the actual number of days elapsed, to the extent permitted by applicable law. Interest hereunder shall be paid on the Maturity Date (or sooner as provided herein) in cash to the Lender or its assignee in whose name this Note is registered on the records of the Maker.

3.   Maturity Date. The entire outstanding principal amount of this Note shall be due and payable on or prior to November ___, 2012 (the "Maturity Date"), subject to mandatory prepayment of this Note as set forth herein.

4.   No Guarantees of Payment. Nothing contained in this Note or any other agreement or instrument shall be deemed or construed to constitute a guaranty or undertaking by any member or manager of the Maker, including, without limitation, Ms. Angela Ho, or any third person of any of the obligations of the Maker under this Note; it being understood and agreed by the Lender that, absent (a) the successful consummation of the initial public offering of securities of the Business Combination Company (the “IPO”), and (b) the Business Combination Company’s consummation of an acquisition of a prospective target company (the “Required Acquisition”) within twenty-four (24) months of completion of such IPO, the Maker will not have any funds or financial resources to pay all or any portion of its obligations under this Note on the Maturity Date or otherwise.

5.   No Personal Liability; Non-Recourse Obligation. The Lender hereby acknowledges and agrees that the sole source for payment of the outstanding principal amount of and interest accrued on this Note shall be the proceeds from the sale or disposition of the Warrants and/or the aggregate number of ordinary shares of the Business Combination Company that are issuable upon the full exercise of the Warrants (the “Warrant Shares”). Accordingly, and notwithstanding anything to the contrary, express or implied, contained in this Note or in the Pledge Agreement:

  (a) absent only acts or omissions of the Maker or Angela Ho constituting actual fraud against the Lender, neither the Maker, Ms. Angela Ho, nor any transferee of the Maker or Angela Ho, shall have any personal liability or obligation to the Lender pursuant to this Note; and

  (b) except for such Warrants and Warrant Shares and the proceeds thereof which shall be subject to the Pledge Agreement referred to in Section 8 below, none of the assets or properties of the Maker, Ms. Angela Ho or their transferees (including without limitation any portion of the 1,312,500 ordinary shares initially owned of record by the Business Combination company that are beneficially owned by Angela Ho or her transferees) shall be subject to any claims, attachments, liens, security interests or rights in favor of the Maker to secure payment of this Note.

6.   Payment on Maturity Date: Mandatory Prepayments. The entire outstanding principal amount and accrued and unpaid interest under this Note shall be due and payable in full on the Maturity Date; provided that, if, at any time or from time to time prior to the Maturity Date the Maker shall sell, transfer or otherwise dispose of the Warrants for cash consideration, or exercise the Warrants and thereafter sell, transfer or otherwise dispose of the Warrant Shares for cash consideration, then the Maker must remit the all of the proceeds received by the Maker or any of its assignees from any such sale, transfer or disposition to the Lender to prepay this Note, in whole or in part, to be allocated as follows:

  (a) First, to pay accrued and unpaid interest due pursuant to this Note; and

  (b) Second, to pay the outstanding principal amount due pursuant to this  Note.

7.   Automatic Prepayment and Reduction of Principal and Accrued Interest.  Upon consummation of the IPO and the Required Acquisition, as provided in the operating agreement of the Maker, an aggregate of fifty percent (50%) of the Warrants entitling the holder to purchase up to 2,862,500 Warrant Shares shall be assigned and distributed by the Maker to the Lender or its designated assigns (the “Warrant Distribution”). Simultaneous with such Warrant Distribution, the outstanding principal amount of this Note shall be automatically deemed to be partially prepaid and reduced to Two Million Eight Hundred and Sixty Two Thousand Five Hundred Dollars ($2,862,500). In addition, the aggregate amount of interest accrued on such reduced principal amount of this Note as at the date of such Warrant Distribution shall similarly be reduced to that amount equal to the product of multiplying $2,862,500 by 5% from the date of issuance of this Note to the date of the Warrant Distribution.

8.   Security. As a material inducement to the Lender to loan the principal amount of this Note to the Maker on the date hereof, the Maker hereby pledges to the Lender, and its successors, endorsees, transferees or assigns, a security interest in the Warrants and related Warrant Shares as collateral security for the timely and full satisfaction of all obligations of the Maker pursuant to this Note, all pursuant to the pledge agreement between the Maker and the Lender in the form of Exhibit A hereto (the “Pledge Agreement”).

9.   Title and Ownership of the Warrants. All right, title and legal ownership to the Warrants will remain with the Maker at all times until the date of the Warrant Distribution. Following the date of the Warrant Distribution, the Maker shall retain legal ownership and title to all of the remaining Warrants and Warrant Shares not sold for cash, until such time as the Maker shall have prepaid or paid in full all principal of and interest accrued on this Note, as reduced pursuant to Section 5 and Section 6, above.

10. Choice of Law: Venue and Jurisdiction. This Note shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the statutes, laws and decisions of the State of New York. The exclusive venue and/or jurisdiction for any proceeding which may be brought in connection with this Note shall be any federal and state court located in New York County, New York and each of the parties hereto irrevocably consents to such venue and/or jurisdiction.

11. Miscellaneous Provisions.

   (a)  This Note may not be amended or modified, and revision hereto shall not be effective, except by an instrument in writing executed by Maker and Lender.

   (b)  Any and all notices, demands or requests required or permitted to be given under this Note shall be given in writing and sent, by registered or certified U.S. mail, return receipt requested, by hand, or by overnight courier, addressed to the parties hereto at their addresses set forth above or such other addresses as they may from time to-time designate by written notice, given in accordance with the terms of this Section. A party may change its address for notification purposes by giving the other parties notice in accordance with the terms of this Section 10(b) of the new address and the date upon which it shall become effective.

   (c)  The Maker hereby waive presentment, protest and demand, notice of protest, dishonor and nonpayment of this Note, and expressly agrees that, without in any way affecting the liability of the Maker hereunder, the Lender may extend the time for payment of any amount due hereunder and release any party liable hereunder without in any other way affecting the liability and obligation of the Maker. The Maker shall pay all attorneys' fees and other costs of collection actually incurred by the Lender in connection with the Lender enforcing its rights under this Note to receive payment or otherwise.

Headings at the beginning of each numbered Section of this Note are intended solely for convenience of reference and are not to be deemed or construed to be a part of this Note.

IN WITNESS WHEREOF, Maker have executed this Note as of the date first set forth above.

HO CAPITAL MANAGEMENT LLC

By:
Angela Ho, Managing Member